Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Genetic Technologies Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit (2)		Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares (5)
Fees to Be Paid	Equity	Preference shares
Fees to Be Paid	Other	Warrants
Fees to Be Paid	Other	Units
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)		(2)		(3)	$75,000,000	0.0001476	$11,070.00	(4)

	Total Offering Amounts									$11,070.00
	Total Fees Previously Paid									—
	Total Fee Offsets									$—
	Net Fee Due									$11,070.00

(1) There are being registered under this registration statement such indeterminate number of ordinary shares, preference shares, warrants and units, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $75,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $75,000,000. The securities registered hereunder also include such indeterminate number of ordinary shares as may be issued upon conversion, exercise or exchange of warrants that provide for such conversion into, exercise for or exchange into ordinary shares. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2) Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.

(3) The proposed maximum offering price per unit of each class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”).

(4) The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(5) Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-183861). Each American Depositary Share represents the right to receive 30 ordinary shares.